Exhibit 10.36

May 23rd, 2022

Dear Christian.

I am pleased to extend our offer for you to join (ConnectM Technology Services, LLC. (the “Company”), starting on or before May 24’, 2022. This is an employment offer.

Your job title. compensation package. benefits, Confidentiality, Non-Solicitation and Non-Competition and other information regarding your employment is all laid out in Exhibit A and Exhibit 13 as a part to this letter and made part of this offer. You will receive an annual salary set forth in Exhibit A. less applicable withholding. Your salary will he paid according to the Company’s regular pay schedule. You will also be entitled to paid vacation days and holidays in accordance with the Company’s vacation and holiday policies, as described in Exhibit A.

As a member of our team. you will be informed periodically of the Company’s policies and procedures for employees. As an employee of the Company. you will be expected to abide by these policies and procedures.

The Company’s principal office is located at 2 Mt Royal Avenue, Suite 01550, Marlborough, MA-01752. As you will be based and working with Corporate, remote at your home office, therefore you understand and agree, that applicable federal laws. and the laws of The Commonwealth of Massachusetts will apply to this Agreement and to your employment, and any dispute that we are not able to resolve mutually, will be resolved within The Commonwealth of Massachusetts.

This offer is subject to your execution of the Company’s Assignment of Intellectual Property Rights Agreement (the IP Agreement) and our Confidentiality. Non-Solicitation and Non-Competition Agreement (“NDA and Non-Competition Agreement”). copies of which arc enclosed with this letter. These are important legal documents that include, among other things, promises by you that will affect ownership of intellectual property, and your rig s: to accept other employment or engage in certain activities during your employment and for a period of time after your employment ends. You should carefully read these documents and review their provisions with your counsel and advisors. You must sign and return the IP Agreement and the NDA and Non-Competition Agreement to me with your signed offer letter.

This offer is also subject to your providing appropriate documentation to confirm your eligibility to work in the United States, as required by federal immigration laws.

Your employment with the Company is “at will.” This means that either you or the Company may terminate your employment with the Company at any time, with or without cause and advance notice. This at-will employment relationship cannot be changed by any statement, promise, policy, course of conduct, or manual, except by a smug signed by you and an appropriate officer of the Company.

The tams of this letter supersede any other agreements or promises made to you by anyone on behalf of the Company, whether oral or written. By accepting this offer, you represent and warrant that your employment with the Company will not violate any agreements, obligations or understanding that you may have with any third party or prior employer.

Please indicate your acceptance of this offer by signing and dating this Offer Letter, the NDA and Non-Competition Agreement and the IP Agreement, and returning them to me, at which time they will become binding agreements between the Company and you. You should keep a copy for your records. Please do not hesitate to call me if you should have any questions.

EXHIBIT A TO EMPLOYMENT AGREEMENT

1.Title:Director of Field Services

2.Direct Report:Chief Operating Officer

3.Place of work (Location):Cazeault Solar & Home

4.Compensation:

•Salary: Annually: $120,000

•Company paid vehicle

•Revenue Commission: 0.0025% of Solar/Battery/EV Charger (SBC) Revenue more than $2,500,000

•Gross Margin Commission: 1% of SBC Gross Margin

•Paid Vacation (4 weeks) and other benefits as per ConnectM Employee Handbook

(b)Benefits. During the term of your employment with the Company, you will be offered an opportunity to participate in our health insurance plan, on the same basis as other Company employees, in accordance with the terms of the Company’s employee benefit plans and policies. We will cover your healthcare cost on a pretax basis, deducted from your salary if you choose to participate. This provides the tax advantage of healthcare under the company.

If you decline coverage under our health insurance plan (or you do not meet eligibility requirements according to Plan Documents), you may be required under The Commonwealth of Massachusetts law to complete an Employee Health Insurance Responsibility Disclosure Form to certify that you have your own qualifying health insurance plan. As an employee of the Company, at such time as you become eligible, you will receive the benefits made generally available to employees of the Company from time to time, in accordance with the respective terms of such plans and programs. Such benefits may be modified at any time in the Company’s sole and absolute discretion.

(c)Expense Reimbursement. You are authorized to incur reasonable expenses related to the performance of your duties in connection with your employment in accordance with budgets and guidelines established by the Company from time to time. The Company will reimburse you for all such expenses in accordance with its expense reimbursement policy in effect from time to time, which may be modified at any time in the Company’s sole and absolute discretion. Notwithstanding the foregoing, before any expenses are reimbursed, you must submit to the Company in writing the expenses incurred by you, with the receipts for such expenses attached. These claims must be submitted within ninety (90) days after the expense is incurred, or the claim will be rejected by the Company as not timely, and you will not be reimbursed for such claim. You must obtain prior written approval for travel expenses, and for general expenses in excess of the amounts set forth in the Company’s reimbursement policy.

(d)Proration. Any payments or benefits payable to you with respect to your employment in respect of any calendar year during which you are employed by the Company for less than the entire year, unless otherwise provided in the applicable plan or arrangement, shall be prorated in accordance with the number of days in such calendar year during which you are so employed.

(e)Withholding. All payments made and benefits provided to you in connection with your employment shall be subject to applicable federal, state, and local income and payroll withholding taxes

5. Primary Duties and Responsibilities:

o

Deliver against a committed installation and inspection volume forecast regularly, consistently, and against specific performance metrics such as safety, customer satisfaction, quality, productivity, and installation start to inspection complete cycle time.

o	Ensure that every member of the branch team receives the proper safety training and equipment applicable to their position
o	Ensure that “Best Practices” are being consistently applied throughout the branch operations
o	Work to ensure that we are delivering an excellent customer experience and escalate customer concerns as necessary. This may include remove and replace projects

o	Maintain advanced knowledge of electrical and general construction codes, and be the construction subject matter expert for the branch
o	Work with the General Manager & President to provide accurate installation forecasts and branch performance reporting and increase or decrease construction capacity as needed
o	Work closely with the Customer Success Specialist to ensure the efficient execution of the construction schedule
o	Organize and optimize crew structure and work schedule for highest productivity
o	Conduct pre-construction project reviews to determine resource requirements of the project
o	Clearly understand and communicate installation Key Performance Indicator (KPI) targets and results, along with any construction incentive contests
o	Review crew KPIs and provide feedback and performance management for field staff
o	Lead and assist in the training of the field construction staff including; safety, quality, customer service, efficiency and administrative responsibilities
o	Conduct quality control and safety inspections providing feedback to the construction staff, the Engineering Department, and the General Manager
o	Ensure all projects are being completed with a high level of safety and quality
o

Quickly and accurately handle required administrative duties including but not limited to: training documentation, inspection documentation, project documentation completion, field purchase orders and timecard data entry

o	Conduct weekly safety “Toolbox Talk” meetings to ensure the proper use of electrical safety practices, fall protection and PPE
o	Work closely with the Warehouse personnel to ensure crews are accurately and efficiently stocking/restocking installation vehicles and project materials
o	Relate to the public and to customers in a professional, courteous, and respectful manner, appropriately responding to their complements, questions and concerns
o	Manage the inspection technicians, holding them accountable to key KPI’s and ensuring inspection capacity is staffed to reduce backlog and achieve expedient inspection completions
o	Depending on branch needs, may be responsible for documenting and completing service calls
o	Assist on project installations ensuring their successful completion as needed

In addition to the duties listed above, you may also be assigned additional duties and responsibilities for the benefit of the Company or for any affiliate of the Company (“Affiliate”), as management may reasonably determine. Duties may shift from time to time, and more emphasis may be placed on one or more duties than the others, based on the critical business needs of the Company and any Affiliate at any given point. By accepting this position, you acknowledge and understand that this kind of flexibility is a crucial component of the position.

6. Vacation and Holidays:

As a full-time employee, you will be entitled to 20 days per calendar year of vacation (160 hours accrued), in accordance with the Company’s vacation policy. You will also be entitled to 5 paid Company Holidays, in accordance with the Company’s Holiday schedule, which may be changed from time to time.

EXHIBIT B TO EMPLOYMENT AGREEMENT

Confidentiality, Non-Solicitation and Non-Competition Agreement

ConnectM Technology Solutions, Inc. (the “Company”) and its affiliates (together, the “Company”) are engaged in the business of building and management of a robust network of electro-mechanical assets. I recognize that the Company has been engaged in this business for many years, and has developed substantial goodwill, valuable relationships with its customers, vendors, suppliers, and qualified employees and consultants, Confidential Information and other property, and particular means or methods of conducting its business, all of which are worthy of protection. The Company may further be required by its customers to maintain the confidentiality of certain information disclosed by or obtained from the customer.

In recognition of the foregoing, and in consideration of my employment with the Company, I hereby acknowledge and agree as follows:

1.Confidentiality.

(a)Definition of Confidential Information. For purposes of this Agreement, I understand that “Confidential Information” of a person or entity (“Person”) means information, whether or not reduced to writing, whether in tangible or electronic form, possessed by such Person, or relating to the business of the such Person, and which gives such Person an advantage over competitors who do not know or use it or is otherwise not generally known in the trade, or otherwise is required to be kept confidential by agreement or law, including, but not limited to: trade secrets; intellectual property; proprietary information; computer programs and software; product development plans; product specifications; price, client, customer and supplier lists; pricing and marketing plans; training methods, finances and financial information, policies and strategies; the existence of and details of client, vendor or consultant contracts; operations methods; product development techniques; business acquisition plans; personnel information; new personnel acquisition plans; and any or any other confidential or proprietary information with respect to such Person; and including information I conceive, originate or develop in the course of my employment with the Company.

(b)Obligation to Maintain Confidential Information. I acknowledge that, during the course of my employment with the Company, I have, will have access to, and will gain certain knowledge of, the Confidential Information of the Company and of its customers. I agree to maintain the confidentiality of all such Confidential Information, both during and subsequent to any periods of employment with the Company. I agree that I will not, without express written authorization by the Company, directly or indirectly reveal or cause to be revealed any such Confidential Information to any Person other than to Company employees or employees of an affiliate of the Company (an “Affiliate”) who are authorized to receive such Confidential Information in order to perform their duties for the Company or Affiliate. I agree that I will use the Confidential Information only in the course of my employment with the Company, and that I will not use any such Confidential Information for my own purposes or to the detriment of the Company or its customers; provided that I will not be liable hereunder for disclosure of any Confidential Information if: (i) such Confidential Information is within the public domain at the time it is disclosed to me, or lawfully comes within the public domain as a result of a permissive disclosure or use by an unrelated third party without any responsibility or involvement on my part; (ii) the Company agrees in writing that such Confidential Information may be disclosed; or (iii) I am required to disclose it pursuant to a court order or other legal process. In the event that I am required by law or the direction of any court or governmental authority to disclose any Confidential Information, I agree that I will promptly notify the Company and use reasonable efforts to assist the Company in preserving the confidentiality of such Confidential Information consistent with applicable law.

I further agree that in the event the Company is bound by a confidentiality agreement with a customer, supplier or other party (a “Third Party”) regarding the confidential information of such Third Party, which provides greater protection than specified above in this Agreement, the provisions of such other confidentiality agreement will be binding upon me with respect to such Third Party’s Confidential Information and will not be superseded by this Agreement.

(c)Purpose. The purpose of this Agreement is to protect the trade secrets and other proprietary and confidential information of the Company and its customers and other Third Parties, in order to assure the ability to continue their business and furnish employment to its employees and to preserve and protect the Confidential Information entrusted to the Company by its customers and other Third Parties.

(d)Return of Materials. In the event of the termination of my employment with the Company for any reason whatsoever, or at any time within ten (10) days after written request therefor by the Company, I agree promptly to deliver to the Company or, at the Company’s request, to permanently destroy, all Confidential

Information and I will not take or keep any Confidential Information, whether in its original form or as copies or excerpts, upon the termination of my employment. All memoranda notes, notebooks, reports, drawings, photographs, plans, papers, recordings, tapes, computer discs or other forms of records made or compiled by me or made available to me during the course of my employment, and any abstracts thereof, whether or not they contain Confidential Information, are and will be the property of the Company and will immediately be delivered by me to the Company at its request or upon termination of my employment.

2.Non-Solicitation. In recognition of the substantial costs incurred by the Company in identifying and developing its direct and indirect customer, supplier and vendor relationships, and in locating and training its employees and consultants (and replacement employees and consultants) and in recognition of the importance to the Company of having a fluid and stable workplace, I agree that during the term of my employment with the Company, and for twelve months after the end of such employment for any reason (the “Survival Period”), unless specifically agreed to by the Company in advance and in writing:

(a)Non-Solicitation of Employees: I will not, directly or indirectly through any other individual, person or entity, solicit, persuade or induce any individual who is, or was at any time during the term of my employment by the Company, an employee or contractor of the Company or any Affiliate, to terminate or refrain from renewing or extending his or her employment by or contract with the Company or any Affiliate or to become employed by or enter into a contractual relationship with me or any other individual, person or entity.

(b)Non-Solicitation of Customers:

(i)I will not, directly or indirectly through any other individual, person or entity, solicit, persuade or induce any organization or other entity which is, or was at any time during the term of my employment by the Company, a customer of the Company or any Affiliate, (or a prospective customer of the Company or any Affiliate with whom the Company or any Affiliate made a proposal within the prior twelve (12) month period with respect to which I was involved or received Confidential Information) to terminate, reduce or refrain from renewing or extending its contractual or other relationship with the Company or any Affiliate in regard to the purchase of products or services marketed or sold by the Company.

I will not, directly or indirectly through any other individual, person or entity, solicit, persuade or induce any organization or other entity which is, or was at any time during the term of my employment by the Company, a customer of the Company or any Affiliate (or a prospective customer of the Company or any Affiliate with whom the Company or any Affiliate made a proposal within the prior twelve (12) month period with respect to which I was involved or received Confidential Information) to become a customer or client of, or enter into any contractual or other relationship with., me or any other individual, person or entity in regard to the purchase of products or services similar or identical to those marketed or sold by the Company.

3.Non-Competition. I further agree that (i) I will not undertake any employment with, or provide consulting services to, any person or entity providing products and/or services identical or similar to the products and/or services provided by the Company (each a “Competitor”), in which the loyal and complete fulfillment of my duties would cause me to reveal, make judgments on, or otherwise use, any Confidential Information; and (ii) during the term of my employment with the Company and during the Survival Period, I will not undertake any employment with, or provide consulting services to, any Competitor.

We look forward to having you as a valuable member of our team and to a productive, enjoyable, and long-term professional relationship.

Sincerely,

Kevin Stateham

I have read the foregoing and I accept the position described in Exhibit A and Exhibit B, attached hereto in accordance with the terms described in this letter.

Agreed & Accepted:

/s/Christian McMillan	5/23/2022
Employee’ s Signature	Date
Christian McMillan
Employee’s Full Name (Print)